Exhibit 1.1

ARTICLES OF ASSOCIATION OF STORA ENSO OYJ

I.	NAME AND DOMICILE OF THE COMPANY AND ITS FIELD OF OPERATIONS

§1.	The name of the Company is Stora Enso Oyj, and its domicile the City of Helsinki.

§2.	The Company operates directly or through subsidiaries and associated companies in the forest, engineering and chemical industries and other manufacturing industries; engages in agriculture, forestry and merchant shipping, as well as in mining industry, supply of hydro-power, building of hydro-electric facilities and financing. The Company may also engage in the sale of know-how and services in its own field of operations and carry out construction, operational, marketing and other corresponding assignments both in Finland and abroad.

II.	SHARE CAPITAL AND SHARES

§3.	The minimum share capital of the Company is eight hundred fifty million (850,000,000) euros and the maximum three thousand four hundred million (3,400,000,000) euros, within the limits of which the share capital may be increased or reduced without amending the Articles of Association.

The minimum number of shares may not be less than five hundred million (500,000,000) and the maximum not more than two thousand million (2,000,000,000) shares.

The shares shall be divided into series A shares and series R shares.

The number of series A shares may not be more than five hundred million (500,000,000) and series R shares not more than one thousand six hundred million (1,600,000,000) shares, provided, however, that the total number of shares may not be more than two thousand million (2,000,000,000) shares.

The shares of the Company shall be incorporated in the book-entry system.

The right to receive funds distributed by the Company and to subscribe for shares when increasing the share capital shall be restricted to persons:

1.	who have been registered as shareholders in the Shareholders’ Register on the record date;

2.	whose right to payment has been registered on the record date on the book-entry account of a registered shareholder and entered into the Shareholders’ Register; or

3.	in case a share is nominee registered, on whose book-entry account the share has been registered on the record date and whose nominee has been registered in the Shareholders’ Register of the Company on the record date as the nominee of the shares.

III.	MANAGEMENT OF THE COMPANY

§4.	The Board of Directors and the Chief Executive Officer shall be responsible for the management of the Company. The duties of the various bodies of the Company shall be determined by the laws of Finland and by a separate Corporate Governance Policy determined by the Board of Directors.

§5.	The Board of Directors shall consist of not less than six (6) and not more than eleven (11) ordinary members.

The Board of Directors shall elect one of its members chairman and one of its members vice chairman.

The term of office of a member of the Board of Directors shall expire at the end of the following Annual General Meeting of Shareholders.

The Board of Directors shall appoint the Chief Executive Officer and the Executive Vice President, who shall also act as Deputy Chief Executive Officer of the Company, as well as other senior managers.

§6.	Authorised to sign for the Company are:

-	The Chairman of the Board of Director, CEO, and Deputy CEO each alone
-	the ordinary members of the Board of Directors, two jointly
-	persons heretofore authorised to sign alone by the Board of Directors
-	each of the persons heretofore authorised by the Board of Directors, two jointly with each other or with a member of the Board of Directors.

The Board of Directors shall decide on authorising persons to sign for the Company per procuram.

IV.	CLOSING OF ACCOUNTS AND ANNUAL AUDIT

§7.	The financial year of the Company shall be the calendar year. The annual accounts shall be prepared in good time and handed over to the Auditors for annual audit at least one month before the Annual General Meeting of Shareholders.

§8.	The Company shall have one (1) or two (2) Auditors, who shall be entities of Certified Public Accountants or individuals approved by the Finnish Central Chamber of Commerce.

The Auditors shall be appointed by a General Meeting of Shareholders for a term of office expiring at the close of the following Annual General Meeting of Shareholders.

The Auditors shall submit a report of their audit to the Board of Directors two (2) weeks before the Annual General Meeting of Shareholders, at the latest.

V.	ANNUAL GENERAL MEETING

§9.	Shareholders present at a General Meeting of Shareholders or their legally qualified representatives or their legally qualified proxies shall have the right to exercise their power to decide on matters pertaining to the Company.

A shareholder wishing to attend a General Meeting of Shareholders shall notify the Company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

Since the shares of the Company are incorporated in the book-entry system, the provisions of the Finnish Companies Act regarding the right to participate in a General Meeting of Shareholders must also be taken into account.

§10.	At votings and elections, each series A share and each ten series R shares entitle the holder to one vote. Each shareholder shall, however, have at least one vote.

§11.	The Board of Directors shall convene a General Meeting of Shareholders by publishing a notice to the meeting in newspapers, as determined by the Board of Directors, but at least in two Finnish and two Swedish newspapers, not more than two (2) months before the last day for advance notice of attendance mentioned in the notice to the meeting and not less than seventeen (17) days before the date of the General Meeting of the Shareholders.

Other notices to the shareholders shall be delivered in the same way.

§12.	The General Meeting of Shareholders shall be held in Helsinki.

§13.	The Annual General Meeting of Shareholders shall be held within six (6) months from the end of the financial year.

An Extraordinary General Meeting of Shareholders shall be convened when considered necessary by the Board of Directors or when requested in writing by an Auditor or shareholders holding together a minimum of one tenth of all the shares to discuss a specified matter which they have indicated.

§14.	At the Annual General Meeting of Shareholders shall be:

presented

1.	the annual accounts, which shall comprise the income statement, the balance sheet and the report of operations;

2.	the Auditors’ report;

decided

3.	the adoption of the income statement and the balance sheet;

4.	the measures to which the profit or loss of the adopted balance sheet may give cause, and upon the date and manner for a possible distribution of dividend;

5.	the granting of discharge from responsibility to the members of the Board of Directors, and the Chief Executive Officer;

6.	the number of the members of the Board of Directors;

7.	the number of Auditors;

8.	the remuneration of the members of the Board of Directors and the Auditors;

elected

9.	the members of the Board of Directors; and

10.	the Auditors; and

dealt with

11.	any other matters notified separately in the notice to the meeting.

VI.	CONVERSION OF SHARES

§15.	The Company’s A shares can be converted into R shares subject to the stipulations of this Section.

The conversion shall always take place within the maximum limits for each share series as stipulated in the Articles of Association. No monetary consideration shall be payable for the conversion.

An A share may be converted into an R share at the request of a shareholder, or, in case the shares are registered in the name of a nominee, at the request of the nominee indicated in the book-entry register.

A shareholder’s request for conversion of shares shall be presented to the Company in writing. The request shall mention the number of shares to be converted as well as the book-entry account on which the book-entries corresponding to the shares are recorded.

A request for the conversion of shares may be made at any time, with the exception of the period beginning with the passing of a resolution by the Board of Directors to convene a Meeting of Shareholders. Any conversion request made during the time falling between said resolution and the following Meeting of Shareholders shall be deemed to have arrived, and shall be processed, after the Meeting of Shareholders and, where applicable, the record date that follows.

The Company may request that an entry be made on the shareholder’s book-entry account restricting the shareholder’s right of transfer during the conversion procedure. The Company shall without delay notify the Trade Register of the changes in the numbers of shares following the conversion.

A request for conversion of shares may be cancelled before the change has been notified to the Trade Register. Upon cancellation, the Company shall request that any entry restricting the shareholder’s right of transfer shall be removed from the shareholder’s book-entry account.

The conversion of A shares into R shares shall become effective upon registration in the Trade Register. The party who requested the conversion and the book-entry registrar shall be notified of the registration.

The Board of Directors shall, when necessary, decide on more detailed procedures for the conversion of shares.